SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 2)(1)

                           CROSSZ SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   227698 10 7
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 March 27, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

         Note. six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 27 Pages)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 2 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             461,559(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         32,035(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         461,559(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         32,035(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      493,594(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         9.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Partners, L.P.

(2) Includes 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P. to which Wheatley Partners, L.P. disclaims beneficial ownership.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 3 of 27 Pages
------------------------------                  --------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      00
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            58,333(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         955,906(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         58,333(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         955,906(2) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,014,239(1)(2) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           18.8%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options held by Mr. Rubenstein or options exercisable within 60 days of April 15, 1998.

(2) Includes (i) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners, (ii) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Venture Fund, (iii) 3,125 shares of Common Stock issuable upon

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 4 of 27 Pages
------------------------------                  --------------------------------


         exercise of currently  exercisable  warrants owned by Seneca  Ventures,
         (iv) 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., (v) 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. and (vi) 200,000 shares of Common Stock issuable upon exercise of currently exercisable options owned by Rev-Wood Merchant Partners. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev-Wood Merchant Partners except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 5 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             56,250(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         56,250(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      549,844(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         10.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options held by Mr. Lieber.

(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. to which Mr. Lieber disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 6 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      493,594(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable Warrants held by Wheatley Foreign Partners, L.P., to which Mr. Fingerhut disclaims beneficial ownership except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 7 of 27 Pages
------------------------------                  --------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Wheatley Partners LLC
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(1) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      493,594(1) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.6%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                       OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Wheatley Partners LLC disclaims beneficial ownership, except to the extent of its equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 8 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Seth Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         2,084(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      495,678(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options.

 (2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Lieber disclaims beneficial ownership except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 9 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         2,084(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                         495,678(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options.

(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Lieber disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 10 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Matthew A. Smith
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             8,334(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         493,594(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         8,334(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         493,594(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      501,928(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options.

(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Smith disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 11 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         32,035(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         32,035(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      32,035(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Wheatley Management, Ltd. disclaims beneficial ownership, except to the extent of its equity interest therein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 12 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             32,035(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         461,559(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         32,035(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         461,559(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      493,594(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      9.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P.

(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Partners, L.P. to which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 13 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Seneca Ventures
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             43,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         43,606(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      43,606(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Seneca Ventures.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 14 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Woodland Venture Fund
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             57,100(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         57,100(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      57,100(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      1.1%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Woodland Venture Fund.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 15 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             161,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         161,606(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      161,606(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Woodland Partners.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 16 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             200,000(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         200,000(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      200,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of shares of Common Stock issuable upon exercise of currently exercisable options.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 17 of 27 Pages
------------------------------                  --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         262,312(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         262,312(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      262,312(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      5.1%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (1) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Venture Fund, (ii) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Venture Fund, and (iii) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Seneca Ventures. Mrs. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund and Seneca Ventures except to the

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 19 of 27 Pages
------------------------------                  --------------------------------

         extent of her equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 19 of 27 Pages
------------------------------                  --------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Services Corp.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         100,706(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         100,761(1) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      100,706(1) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.0%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of warrants owned by each of Seneca Ventures and Woodland Venture Fund.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 2 of 27 Pages
------------------------------                  --------------------------------


Item 2 is amended to include the following:

Item 2.           IDENTITY AND BACKGROUND.

         14.      (a)      Rev-Wood  Merchant Partners  ("Rev-Wood"),  a general
partnership organized under the laws of the State of New York.

                  (b)      Address:  68 Wheatley Road
                                        Brookville, New York 11545

                  (c)      Principal Business: Investments

                  (d)      No.

                  (e)      No.

                  Barry Rubenstein is a general partner of Rev-Wood.

         15.      (a)      Marilyn Rubenstein

                  (b)      Address: 68 Wheatley Road
                                    Brookville, New York 11545

                  (c)      Principal Business: Housewife

                  (d)      No.

                  (e)      No.

         16.      (a)      Woodland Services Corp., a New York corporation.

                  (b)      Address: 68 Wheatley Road
                                       Brookville, New York 11545

                  (c)      Principal Business: Investment

                  (d)      No.

                  (e)      No.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 21 of 27 Pages
------------------------------                  --------------------------------


                  Item 5. is hereby amended to read in its entirety as follows:

Item 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  (a) The following table sets forth the aggregate number and percentage (based on 5,119,807 shares of Common Stock outstanding as of March 1, 1998) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                                Percentage of
                                     Shares of Common          Shares of Common
                                           Stock                    Stock
Name                                Beneficially Owned        Beneficially Owned
----                                ------------------        ------------------

Wheatley Partners, L.P.(1)                493,594                   9.6%

Barry Rubenstein(2)                     1,014,239                  18.8%

Irwin Lieber(3)                           549,844                  10.6%

Barry Fingerhut(4)                        493,594                   9.6%

Wheatley Partners LLC(4)                  493,594                   9.6%

Seth Lieber(4)                            495,678                   9.7%

Jonathan Lieber(4)                        495,678                   9.7%

Matthew A. Smith(4)                       501,928                   9.8%

Wheatley Management Ltd.(4)                32,035                   0.6%

Wheatley Foreign Partners, L.P.(5)        493,594                   9.6%

Seneca Ventures (6)                        43,606                   0.9%

Woodland Venture Fund (7)                  57,100                   1.1%

Woodland Partners (8)                     161,606                   3.2%

Rev-Wood Merchant Partners (9)            200,000                   3.8%

Marilyn Rubenstein (10)                   262,312                   5.1%

Woodland Services Corp. (11)              100,706                   2.0%


---------------------

(1) Includes (i) 455,680 shares of Common Stock owned by Wheatley and 5,879 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley and (ii) 31,664 shares of Common Stock owned by Wheatley Foreign and 371 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley Foreign to which Wheatley disclaims beneficial ownership.

(2) Includes (i) 58,333 shares of Common Stock issuable upon exercise of currently exercisable options or options exercisable within 60 days of April 15, 1998 held by Mr. Rubenstein, (ii) 158,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners of which Mr. Rubenstein is a general partner, (iii) 53,975 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Fund of which Mr. Rubenstein is a general partner, (iv) 40,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Seneca of which Mr.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 22 of 27 Pages
------------------------------                  --------------------------------


         Rubenstein is a general partner, (v) 455,680 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., (vi) 31,664 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign and (vii) 200,000 shares of Common Stock issuable upon exercise of currently exercisable options owned by Rev-Wood. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Fund, Seneca, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev-Wood except to the extent of his equity interest therein.

(3) Includes (i) 56,250 shares of Common Stock issuable upon exercise of currently exercisable options held by Mr. Lieber and (ii) 455,680 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., 31,664 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of the securities owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein.

(4) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity ownership in Wheatley and/or Wheatley Foreign.

(5) Includes (i) 31,664 shares of Common Stock owned by Wheatley Foreign and 371 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley Foreign and (ii) 455,680 shares of Common Stock owned by Wheatley and 5,879 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley, to which Wheatley Foreign disclaims beneficial ownership.

(6) Consists of 40,481 shares of Common Stock owned by Seneca and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Seneca.

(7) Consists of 53,975 shares of Common Stock owned by Woodland Fund and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Woodland Fund.

(8) Consists of 158,481 shares of Common Stock owned by Woodland Partners and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Woodland Partners.

(9) Consists of 200,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(10) Consists of 158,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners of which Mrs. Rubenstein is a general partner, (ii) 53,975 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Fund and (iii) 40,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon the exercise of currently exercisable warrants owned by Seneca. With respect to the securities held by Seneca and Woodland Fund, Mrs. Rubenstein is an officer of Woodland Services Corp. which is a general partner of Seneca and Woodland Fund. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Seneca and Woodland Fund, except to the extent of her equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(11) Consists of (i) 158,481 shares of Common Stock and 3.125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 23 of 27 Pages
------------------------------                  --------------------------------


         Woodland Fund and (ii) 40,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon the exercise of currently exercisable warrants owned by Seneca. Woodland Services Corp. is a general partner of Seneca and Woodland Fund and disclaims beneficial ownership of the securities held by Seneca and Woodland Fund, except to the extent of its equity interest therein.

                  (b) Wheatley has sole power to vote and dispose of 461,559 shares of Common Stock, representing approximately 9.0% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 32,035 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley and Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 493,594 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock.

                  Barry Rubenstein, Irwin Lieber, Seth Lieber, Jonathan Lieber and Matthew A. Smith each have sole power to vote and dispose of 58,333, 56,250, 2,084, 2,084 and 8,334 shares of Common Stock upon the exercise of options. By virtue of each being a member and an officer of Wheatley LLC, each of Barry
Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber and Matthew A. Smith may be deemed to have shared power to vote and dispose of 493,594 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock. In addition, by virtue of being a general partner of Seneca, Woodland Partners, Woodland Fund and Rev-Wood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 462,312 shares of Common Stock, representing approximately 8.7% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 32,035 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 461,559 shares of Common Stock, representing approximately 9.0% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 32,035 shares of Common Stock, representing approximately 0.9% of the outstanding shares of Common Stock.

                  Seneca has sole power to vote and dispose of 43,606 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock.

                  Woodland Fund has sole power to vote and dispose of 57,100 shares of Common Stock representing approximately 1.1% of the outstanding shares of Common Stock.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 24 of 27 Pages
------------------------------                  --------------------------------


                  Woodland Partners has sole power to vote and dispose of 161,606 shares of Common Stock representing 3.2% of the outstanding shares of Common Stock.

                  Rev-Wood has sole power to vote and dispose of 200,000 shares of Common Stock representing 3.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Woodland Partners and an officer of Woodland Services Corp., which is a general partner of Seneca and Woodland Fund, Mrs. Rubenstein may be deemed to have shared power to vote and dispose of 262,312 shares of Common Stock, representing approximately 5.1% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Seneca and Woodland Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 100,706 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 25 of 27 Pages
------------------------------                  --------------------------------


                                            Number of
                            Purchase/         Shares
                           Acquisition      Purchased/          Purchase
 Name of Shareholder          Date           Acquired            Price
 -------------------          ----           --------            -----

Woodland Partners           3/05/98           18,000            3.4375


Woodland Partners           3/27/98          100,000            3.90625


Barry Rubenstein            4/13/98            2,083(1)         6.00000



(1) Represents options exercisable within 60 days of April 15, 1998. On April 13, 1998, Mr. Rubenstein was granted options to purchase 50,000 shares of Common Stock pursuant to the Company's 1991 Stock Option Plan.


                  (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

         Woodland Partners acquired the shares of Common Stock purchased in open market transactions.

                  (e)      Not applicable.

------------------------------                  --------------------------------
CUSIP No. 227698 10 7                    13D           Page 26 of 27 Pages
------------------------------                  --------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 11, 1998             WHEATLEY PARTNERS, L.P.
                                     By: Wheatley Partners LLC,
                                         General Partner


                                     By:  /S/ BARRY RUBENSTEIN
                                       ----------------------------
                                       Barry Rubenstein, Chief Executive
                                       Officer

                                     WHEATLEY PARTNERS LLC


                                     By:  /S/ BARRY RUBENSTEIN
                                       ----------------------------
                                       Barry Rubenstein, Chief Executive
                                       Officer


                                           /S/ BARRY RUBENSTEIN
                                       ----------------------------
                                               Barry Rubenstein


                                           /S/ IRWIN LIEBER
                                       ----------------------------
                                               Irwin Lieber


                                           /S/ BARRY FINGERHUT
                                       ----------------------------
                                               Barry Fingerhut


                                           /S/ SETH LIEBER
                                       ----------------------------
                                               Seth Lieber


                                           /S/ JONATHAN LIEBER
                                       ----------------------------
                                               Jonathan Lieber


                                           /S/ MATTHEW A. SMITH
                                       ----------------------------
                                               Matthew A. Smith

---------------------------                     --------------------------------
CUSIP No. 227698 10 7          13D                     Page 27 of 27 Pages
---------------------------                     --------------------------------


                                 WHEATLEY MANAGEMENT LTD.


                                   By:  /S/ IRWIN LIEBER
                                      --------------------------------------
                                            Irwin Lieber, President


                                 WHEATLEY FOREIGN PARTNERS, L.P.
                                 By:  Wheatley Partners LLC, General
                                      Partner

                                 By:  /S/ BARRY RUBENSTEIN
                                   -----------------------------------------
                                          Barry Rubenstein, Chief Executive
                                          Officer


                                 SENECA VENTURES

                                 By:   /S/ BARRY RUBENSTEIN
                                   -----------------------------------------

                                           Barry Rubenstein, a General
                                           Partner


                                 WOODLAND PARTNERS

                                 By:   /S/ BARRY RUBENSTEIN
                                   -----------------------------------------
                                           Barry Rubenstein, a General
                                           Partner


                                 WOODLAND VENTURE FUND

                                 By:   /S/ BARRY RUBENSTEIN
                                   -----------------------------------------
                                           Barry Rubenstein, a General
                                           Partner


                                 REV-WOOD MERCHANT PARTNERS

                                 By:  /S/ BARRY RUBENSTEIN
                                   -----------------------------------------
                                          Barry Rubenstein, a General
                                          Partner


                                 By:  /S/ MARILYN RUBENSTEIN
                                   -----------------------------------------
                                          Marilyn Rubenstein


                                 WOODLAND SERVICES CORP.

                                 By: /S/ BARRY RUBENSTEIN
                                     ---------------------------------------
                                         Barry Rubenstein, Member